Exhibit 99.1

For Immediate Release

Contact:

Fuse Medical, Inc.

Attention: Devon Morgan, Sr. Investor Relations Analyst

1565 North Central Expressway, Suite 220

Richardson, Texas 75080

Office (469) 862-3030

Facsimile (469) 862-3035

info@Fusemedical.com

FUSE MEDICAL REPORTS FIRST QUARTER 2019 RESULTS

RICHARDSON, TX, May 8, 2019 /Businesswire/ — Fuse Medical, Inc., (OTCPK: FZMD), a distributor and an emerging manufacturer of medical devices for the orthopedic and spine marketplace, announced that it has filed its quarterly report on Form 10-Q for the first quarter ended March 31, 2019, with the United States Securities and Exchange Commission, on Tuesday May 7, 2019.

Christopher C. Reeg, Chief Executive Officer, commented, “We are pleased to announce improvements in our first quarter of 2019 results, with an eleven (11) percentage point increase to gross profit and one (1) percentage point improvement in earnings, as a percentage of net revenues, compared to the same period one year ago. We believe our 2018 investment in product development has been instrumental to our integrated distribution and manufacturing business model. Our focus first quarter was to expand product development in our spine and orthopedic implant offerings, for which we expect to see continued growth and acceptance throughout the second quarter with significant ramp-up in the last half of 2019.”

The filing can be found on the Company’s website at http://www.fusemedical.com/investors.

About Fuse Medical, Inc.

Fuse is a manufacturer and national distributor of medical devices, providing a broad portfolio of internal and external fixation products; upper and lower extremity plating and total joint reconstruction; soft tissue fixation and augmentation for sports medicine procedures; full spinal implants for trauma, degenerative disc disease, and deformity indications, (collectively, “Orthopedic Implants”) and a wide array of osteo-biologics, regenerative tissues, and amniotic tissue, including human allografts, substitute bone materials and tendons, and regenerative tissues and fluids (“Biologics”). The Company’s broad portfolio of Orthopedic Implants and Biologics provide high quality products that assist surgeons in providing positive patient outcomes and cost-effective solutions. For more information about the Company, please visit: www.fusemedical.com.

For Immediate Release

Forward Looking Statements

Certain statements in this press release, including those related to an anticipated purchase of all of the outstanding membership units and plans for the consolidated company, constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend,” or similar expressions or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based only on information available to the Company as of the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the Company’s filings with the Securities and Exchange Commission; the failure of the Company to close the transaction; and integration issues with the consolidated company. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events, or otherwise, except as required by law.

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